                                                                      Exhibit 12


                                 CBS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                            Three Months ended
                                                 March 31,                            Year Ended December 31,
                                                   1998                1997         1996         1995        1994         1993
($ in millions)
Income (loss) before income taxes and
      minority interest                           $  66               $ (59)       $(292)       $ 128       $  (6)       $  26
Less: Equity in income (loss) or
      50 percent or less owned
      affiliates                                     --                   9           10           15          (3)          (2)
Add:  Fixed charges                                  82                 410          421          188          30           59
                                                  -----               -----        -----        -----       -----        -----
Earnings as adjusted                              $ 148               $ 342        $ 119        $ 301       $  27        $  87
                                                  -----               -----        -----        -----       -----        -----

Fixed charges:
      Interest expense                            $  75               $ 386        $ 401        $ 184       $  26        $  55
      Rental expense                                  7                  24           20            4           4            4
                                                  -----               -----        -----        -----       -----        -----
Total fixed charges                               $  82               $ 410        $ 421        $ 188       $  30        $  59
                                                  -----               -----        -----        -----       -----        -----
Ratio of earnings to fixed charges                  1.8x                 (a)          (a)         1.6x         (a)         1.5x
                                                  -----               -----        -----        -----       -----        -----

(a) Additional income before income taxes and minority interest necessary to attain a ratio of 1.00x for 1997, 1996 and 1994 would be $68 million, $302 million, and $3 million, respectively.